Delaware Division of Corporations 401 Federal Street – Suite 4

Dover, DE 19901

Phone: 302-739-3073

Fax: 302-739-3812

Certificate of Amendment

Dear Sir  or Madam:

Enclosed please find a copy of the Certificate of Amendment to be filed in accordance with the General Corporation Law of the State of Delaware. The fee to file  the Certificate is $194.00 If your document is more than 1 page, you must submit $9.00 for each additional page. You will receive a stamped filed copy of your submitted document. A certified copy may be requested for an additional $50. Should you be increasing the authorized stock, the filing fee could exceed the minimum. Expedited services are available.  Please contact our office concerning these fees.  Please make   your check payable to the “Delaware Secretary of State”.

For the convenience of processing your order in a timely manner, please include a cover letter with your name, address and telephone/fax number to enable us to contact  you if necessary. Please make sure you thoroughly complete all information requested on this form. It is important that the execution be legible, we request that you print or type your name under the signature line.

Thank you for choosing Delaware as your corporate home. Should you require further assistance in this or any other matter, please don’t hesitate to call us at (302) 739- 3073.

Sincerely, Department of State

Division of Corporations

encl.

rev. 07/04

STATE OF DELAWARE CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of

_P_E_P_ME_S_H IN_C_.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of  said  corporation,  declaring  said  amendment  to  be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.   The resolution setting forth the proposed amendment is    as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be  amended by changing the Article thereof numbered "_F_I_R_ST

amended, said Article shall be and read as follows:

The name of the corporation is: ZIPMESH INC.

" so that, as

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of   the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:

That  said  amendment  was  duly  adopted  in  accordance      with  the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN  WITNESS  WHEREOF,  said  corporation  has  caused  this  certificate  to be signed this _1_8_t_h

day of _J_a_n_ua_r_y

, 20_1_7

.

By:

 Authorized Officer

Title:_P_r_es_i_d_e_nt

Name: _F_e_l_ip_e B_an_c_i_c_h G_a_r_ci_a N_eu_w_a_l_d

Print or Type